Exhibit 10.1

SUMMARY OF OUTSIDE DIRECTOR COMPENSATION

Compensation	Board or Committee	Amount

Annual retainer (paid monthly)	Outside Directors (1)	$25,000 (2)

Education Meeting	Outside Directors	$3,000

Attendance at In-Person Meeting or Participation in Telephonic Meeting, provided the duration of the meeting exceeds one hour	Audit Committee (Chair) Comp Committee (Chair) N/CG Committee (Chair)	$2,500 ($4,500) $2,000 ($4,000) $2,000 ($4,000)

Annual Stock Option Grant, provided the director has served as a director of the Company for at least 12 months	Outside Directors	5,000 shares

New Director Stock Option Grant	New Outside Director	15,000 shares

(1) Outside Directors are directors who are not officers or employees of the Company. (2) Approved at 4/21/05 Board Meeting and effective September 1, 2005. Previous amount was $20,000.